Exhibit 4.3

SECURITY AGREEMENT

SECURITY AGREEMENT (this “Agreement”), dated as of October 4, 2006 (this “Agreement”) between GVI SECURITY SOLUTIONS, INC., a Delaware corporation (the “Parent”), GVI SECURITY, INC., a Delaware corporation (“GVI” and together with Parent, collectively, the “Company”), and W-net, Inc., a California corporation (in such capacity, the “Collateral Agent”) for the holders of the Notes (as defined below) listed on Schedule A hereto (collectively, the “Holders”).

WHEREAS, the Holders have agreed to purchase up to $5,000,000 in the aggregate principal amount of 6% Subordinated Secured Convertible Promissory Notes of Parent dated as of the date hereof (the “Notes”);

WHEREAS, GVI is a wholly-owned subsidiary of the Parent;

WHEREAS, in order to induce the Holders to purchase the Notes, the Company has agreed to grant the Collateral Agent, for the benefit of the Holders, a security interest in the Company’s assets to secure the obligations of the Parent under the Notes;

WHEREAS, the security interest to be granted hereunder to the Collateral Agent, for the benefit of the Holders, shall be subject and subordinate to the security interest in the Company’s assets previously granted to Laurus Master Fund Ltd. (“Laurus”), including, without limitation, pursuant to the terms of a Subordination Agreement among Laurus and the Holders of even date herewith; and

WHEREAS, the Company wishes to grant security interests in favor of the Collateral Agent, for the benefit of the Holders as herein provided;

NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. The term “State”, as used herein, means the State of New York. All terms defined in the Uniform Commercial Code of the State and used herein shall have the same definitions herein as specified therein. However, if a term is defined in Article 9 of the Uniform Commercial Code of the State differently than in another Article of the Uniform Commercial Code of the State, the term has the meaning specified in Article 9. The term “Obligations”, as used herein, means all of the indebtedness, obligations and liabilities of the Company to the Holders, individually or collectively, whether direct or indirect, joint or several, absolute or contingent, due or to become due, now existing or hereafter arising under or in respect of the Notes, or other instruments or agreements executed and delivered pursuant thereto or in connection therewith or this Agreement. The term “Event of Default,” as used in this Agreement, shall mean an Event of Default under any of the Notes, the failure of the company to pay any of the Obligations when due, or such other default or breach by the Company of any of the Obligations.

2. Grant of Security Interest. The Company hereby grants to the Collateral Agent, for the benefit of the Holders, to secure the payment and performance in full of all of the Obligations, a security interest in and so pledges and assigns to the Collateral Agent, for the benefit of the Holders, the following properties, assets and rights of the Company, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof (all of the same being hereinafter called the “Collateral”): all personal and fixture property of every kind and nature including without limitation all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts (including health-care-insurance receivables), chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles). The Holders and Collateral Agent acknowledge that the attachment of its security interest in any commercial tort claim as original collateral is subject to the Company’s compliance with Section 4.1.

3. Authorization to File Financing Statements. The Company hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of the Company or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the State or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the Uniform Commercial Code of the State for the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Company is an organization, the type of organization and any organization identification number issued to the Company. The Company agrees to furnish any such information to the Collateral Agent promptly upon request.

4. Other Actions. Further to insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, its security interest in the Collateral, the Company agrees, in each case at the Company’s own expense, to take the following actions with respect to the following Collateral:

4.1. Commercial Tort Claims. If the Company shall at any time hold or acquire a commercial tort claim, the Company shall immediately notify the Collateral Agent in a writing signed by the Company of the brief details thereof and grant to the Collateral Agent, for the benefit of the Holders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Collateral Agent.

4.2. Other Actions as to any and all Collateral. The Company further agrees, subject to the rights of Laurus, to take any other action reasonably requested by the Collateral Agent to insure the attachment, and perfection of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in any and all of the Collateral.

5. Representations and Warranties Concerning Company’s Legal Status. The Company represents and warrants to the Collateral Agent and Holders as follows: (a) the Company’s exact legal name is that indicated on the signature page hereof, (b) the Company is a corporation incorporated in the jurisdiction of the State of Delaware, (c) the organizational identification number of (i) the Parent is 2651712, and (ii) GVI is 3196283, and (d) the Company’s chief executive office as well as the Company’s mailing address is located at 2801 Trade Center Drive, Suite 120, Carollton, Texas 75007.

6. Covenants Concerning Company’s Legal Status.  The Company covenants with the Collateral Agent and Holders as follows: (a) without providing at least 30 days prior written notice to the Collateral Agent, the Company will not change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one, (b) if the Company does not have an organizational identification number and later obtains one, the Company shall forthwith notify the Collateral Agent of such organizational identification number, and (c) the Company will not change its type of organization, jurisdiction of organization or other legal structure.

7. Representations and Warranties Concerning Collateral, Etc.  The Company further represents and warrants to the Collateral Agent and Holders as follows: (a) the Company is the owner of the Collateral, free from any adverse lien, security interest or other encumbrance, except for the security interest created by this Agreement, liens in favor of Laurus, and liens incurred in the ordinary course of business which arise by operation of law and which liens secure amounts not yet due (collectively, “Permitted Liens”), (b) none of the Collateral constitutes, or is the proceeds of, “farm products” as defined in Section 9-102(a)(34) of the Uniform Commercial Code of the State, and (c) the Company has at all times operated its business in compliance with all applicable provisions of the federal Fair Labor Standards Act, as amended, and with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances.

8. Insurance. The Company will maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with general practices of businesses engaged in similar activities in similar geographic areas. Such insurance shall be in such minimum amounts that the Company will not be deemed a co-insurer under applicable insurance laws, regulations and policies and otherwise shall be in such amounts, contain such terms, be in such forms and be for such periods as may be reasonably satisfactory to the Collateral Agent.

9. Collateral Protection Expenses; Preservation of Collateral.

9.1. Expenses incurred by Collateral Agent. In its discretion, the Collateral Agent may discharge taxes and other encumbrances at any time levied or placed on any of the Collateral, make repairs thereto and pay any necessary filing fees or, if the Company fails to do so, insurance premiums. The Company agrees to reimburse the Collateral Agent on demand for any and all expenditures so made. The Collateral Agent shall have no obligation to the Company to make any such expenditures, nor shall the making thereof relieve the Company of any default.

9.2. Collateral Agent’s Obligations and Duties. Anything herein to the contrary notwithstanding, the Company shall remain liable under each contract or agreement comprised in the Collateral to be observed or performed by the Company thereunder. The Collateral Agent shall not have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by the Collateral Agent of any payment relating to any of the Collateral, nor shall the Collateral Agent be obligated in any manner to perform any of the obligations of the Company under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by the Collateral Agent in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to the Collateral Agent or to which the Collateral Agent may be entitled at any time or times. The Collateral Agent’s sole duty with respect to the custody, safe keeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code of the State or otherwise, shall be to deal with such Collateral in the same manner as the Collateral Agent deals with similar property for its own account.

10. Remedies. If an Event of Default shall have occurred and be continuing, the Collateral Agent may, without notice to or demand upon the Company, declare this Agreement to be in default, and the Collateral Agent shall thereafter have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the Uniform Commercial Code of the State or of any jurisdiction in which Collateral is located.

11. Standards for Exercising Remedies. To the extent that applicable law imposes duties on the Collateral Agent to exercise remedies in a commercially reasonable manner, the Company acknowledges and agrees that it is not commercially unreasonable for the Collateral Agent (a) to fail to incur expenses reasonably deemed significant by the Collateral Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as the Company, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure the Collateral Agent against risks of loss, collection or disposition of Collateral or to provide to the Collateral Agent a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by the Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any of the Collateral. The Company acknowledges that the purpose of this Section 11 is to provide non-exhaustive indications of what actions or omissions by the Collateral Agent would not be commercially unreasonable in the Collateral Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11. Without limitation upon the foregoing, nothing contained in this Section 11 shall be construed to grant any rights to the Company or to impose any duties on the Collateral Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 11.

12. No Waiver. The Collateral Agent shall not be deemed to have waived any of its rights upon or under the Obligations or the Collateral unless such waiver shall be in writing and signed by the Collateral Agent. No delay or omission on the part of the Collateral Agent in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. All rights and remedies of the Collateral Agent with respect to the Obligations or the Collateral, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly, alternatively, successively or concurrently at such time or at such times as the Collateral Agent deems expedient.

13. Waivers by Company. The Company waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. With respect to both the Obligations and the Collateral, the Company assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of or failure to perfect any security interest in any Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Collateral Agent may deem advisable. The Collateral Agent shall have no duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof as set forth in Section 9.2. The Company further waives any and all other suretyship defenses.

14. Marshalling. The Collateral Agent shall not be required to marshal any present or future collateral security (including but not limited to this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising. To the extent that it lawfully may, the Company hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Collateral Agent’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Company hereby irrevocably waives the benefits of all such laws.

15. Proceeds of Dispositions; Expenses. The Company shall pay to the Collateral Agent on demand any and all expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by the Collateral Agent in protecting, preserving or enforcing the Collateral Agent’s rights under or in respect of any of the Obligations or any of the Collateral. After deducting all of said expenses, the residue of any proceeds of collection or sale of the Obligations or Collateral shall, to the extent actually received in cash, be applied to the payment of the Obligations in such order or preference as the Collateral Agent may determine, proper allowance and provision being made for any Obligations not then due. Upon the final payment and satisfaction in full of all of the Obligations and after making any payments required by Sections 9-608(a)(1)(C) or 9-615(a)(3) of the Uniform Commercial Code of the State, any excess shall be returned to the Company, and the Company shall remain liable for any deficiency in the payment of the Obligations.

16. Overdue Amounts. Until paid, all amounts due and payable by the Company hereunder shall be a debt secured by the Collateral.

17. Governing Law; Consent to Jurisdiction. THIS AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT AND SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. The Company agrees that any suit for the enforcement of this Agreement may be brought in the courts of the State or any federal court sitting therein and consents to the non-exclusive jurisdiction of such court and to service of process in any such suit being made upon the Company by mail at the address specified in Section 5. The Company hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.

18. Waiver of Jury Trial. THE COMPANY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS, REMEDIES, OBLIGATIONS, OR DUTIES HEREUNDER, OR THE PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF. Except as prohibited by law, the Company waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Company (i) certifies that neither the Collateral Agent nor any representative, agent or attorney of the Collateral Agent has represented, expressly or otherwise, that the Collateral Agent would not, in the event of litigation, seek to enforce the foregoing waivers or other waivers contained in this Agreement, and (ii) acknowledges that, making the loan evidenced by the Notes, the Collateral Agent is relying upon, among other things, the waivers and certifications contained in this Section 18.

19. Miscellaneous. The headings of each section of this Agreement are for convenience only and shall not define or limit the provisions thereof. This Agreement and all rights and obligations hereunder shall be binding upon the Company and its respective successors and assigns, and shall inure to the benefit of the Holders, the Collateral Agent and their successors and assigns. If any term of this Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby, and this Agreement shall be construed and be enforceable as if such invalid, illegal or unenforceable term had not been included herein. The Company acknowledges receipt of a copy of this Agreement.

IN WITNESS WHEREOF, intending to be legally bound, the Company has caused this Agreement to be duly executed as of the date first above written.

GVI SECURITY SOLUTIONS, INC.

By:
Name: Steven Walin Title: Chief Executive Officer

GVI SECURITY, INC.

By:
Name: Steven Walin Title: Chief Executive Officer

W-NET, INC., as Collateral Agent for the Holders

By:
Name:
Title:

Schedule A
Holders

Name	Principal Amount